Exhibit 23.2

Principal Officers:

Harry Jung, P. Eng.
     President, C.E.O.
Dana B. Laustsen, P. Eng.
     Executive V.P., C.O.O.
Keith M. Braaten, P. Eng.
     Executive V.P.

Officers / Vice Presidents:

Terry L. Aarsby, P. Eng.
Jodi L. Anhorn, P. Eng.
Neil I. Dell, P. Eng.
David G. Harris, P. Geol.
Myron J. Hladyshevsky, P. Eng.
Bryan M. Joa, P. Eng.
John H. Stilling, P. Eng.
Douglas R. Sutton, P. Eng.
James H. Willmon, P. Eng.
LETTER OF CONSENT
TO: UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Re:	InterOil Corporation Preliminary Short Form Base Shelf Prospectus dated September 22, 2010
We are a firm of independent petroleum engineering consultants and have prepared reports dated February 17, 2010 for InterOil Corporation providing an independent resources assessment for the Elk/Antelope Gas Field as at December 31, 2009 as described in the Annual Information Form (“AIF”) of InterOil Corporation dated March 1, 2010.
We hereby consent to the use and reference to our name and report, which is incorporated by reference in the preliminary short form base shelf prospectus dated September 22, 2010 (the “Prospectus”) of InterOil Corporation.
We also confirm that we have read the Prospectus and that we have no reason to believe that there are any misrepresentations in the information contain in it that are derived from the above-mentioned reports or that are within our knowledge as a result of the services we performed in connection with the reports.

Your truly,

GLJ PETROLEUM CONSULTANTS LTD.

Keith M. Braaten, P. Eng.
Executive Vice-President
Calgary, Alberta
September 22, 2010
4100, 400 – 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H2 • (403) 266-9500 • Fax (403) 262-1855 • GLJPC.com